Exhibit 99.1

PRESS R E L E A S E

Contacts:	Analytical Surveys, Inc.	Pfeiffer High Public Relations, Inc.
	Lori Jones	Geoff High
	Chief Financial Officer	303/393-7044
	210/657-1500	geoff@pfeifferhigh.com

ANALYTICAL SURVEYS REPORTS EARLY REDEMPTION OF PREFERRED STOCK;

TRANSACTION TO RESULT IN GAIN OF APPROXIMATELY $1.4 MILLION

SAN ANTONIO, Texas – July 7, 2004 _ Analytical Surveys, Inc. (ASI) (Nasdaq SmallCap: ANLT), a leading provider of utility-industry data collection, creation and management services for the geographic information systems (GIS) markets, today announced that it has redeemed 1,341,000 shares (“Shares”), or 84%, of its 1,600,000 Series A Redeemable Preferred Stock. The Company paid the holders of the Shares $251,456 to redeem the Shares, which at March 31, 2004, were carried at approximately $1,446,000 plus accrued dividends totaling approximately $170,000. The early redemption eliminates a mandatory redemption payment of approximately $670,000 plus accrued dividends that would have been due in December 2004.

“Our early redemption of these shares eliminates a significant financial obligation and strengthens our balance sheet,” said Wayne Fuquay, CEO. “The issuance of the Series A Preferred Stock came at an important time for the Company, and we appreciate the support of these shareholders.”

Analytical Surveys Inc. (ASI) provides technology-enabled solutions and expert services for geospatial data management, including data capture and conversion, planning, implementation, distribution strategies and maintenance services. Through its affiliates, ASI has played a leading role in the geospatial industry for more than 40 years. The Company is dedicated to providing utilities and government with responsive, proactive solutions that maximize the value of information and technology assets. ASI is headquartered in San Antonio, Texas and maintains operations in Waukesha, Wisconsin. For more information, visit www.anlt.com.

This press release contains forward-looking statements that involve risks and uncertainties. The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. When used in this press release, the words “anticipate,” “believe,” “estimate,” “intend” and “expect” and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, without limitation, the statements regarding the Company’s strategy, future sales, future expenses and future liquidity and capital resources. All forward-looking statements in this press release are based upon information available to the Company on the date of this press release, and the Company assumes no obligation to update any such forward-looking statements. The Company’s actual results could differ materially from those discussed in this press release. Factors that could cause or contribute o such differences include, but are not limited to, those discussed in Item 1. Business—”risk factors” and elsewhere in the Company’s Annual Report on Form 10-K/A.